WELLS
FARGO
US Bank N.A.
190 South LaSalle Street
7th Floor
Mail Code: MK-IL-SL7R
Chicago, Illinois 60603
CMBS Department
MACN9401-on
1055 10
th
Avenue SE
Minneapolis, MN 55414
RE: Annual Statement of Compliance for Morgan Stanley Bank of America Merrill
Lynch Trust 2013-C7 Commercial Mortgage Pass-Through Certificates, Series
2013-C7
Per the Pooling and Servicing Agreement dated as of January 1, 2013 (the
"Agreement"), the undersigned, a duly authorized officer of Wells Fargo Bank, N.A., as Custodian ("Wells Fargo"), hereby certifies as follows as of and for the year ending
December 31, 2014 (the "Reporting Period"):
(a) A review of Wells Fargo's activities during the Reporting Period and of its performance under the Agreement has been made under such officer's supervision; and
(b) To the best of such officer's knowledge, based on such review, Wells Fargo has fulfilled all of its obligations under the Agreement in all material respects throughout the Reporting Period.
February 18, 2015
/s/ Gail Vannest
Gail Vannest
Vice President
Wells Fargo Bank, N.A